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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                     0-12202
                            (Commission File Number)

                              TRAK AUTO CORPORATION
             (Exact name of registrant as specified in its charter)

                                3300 75th Avenue
                            Landover, Maryland 20785
                                 (301) 226-1200
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

          Trak Auto Corporation Common Stock, par value $0.01 per share
       -------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                   ----------
                 (Titles of all other classes of securities for
                which a duty to file reports under section 13(a)
                                or 15(d) remains)

         Please place and X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend
                            the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]   Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(ii) [ ]   Rule 15d-6           [ ]
Rule 12h-3(b)(1)(i)  [X]

Appropriate number of holders of record as of the certificates or notice date: One

       Pursuant to the requirements of the Securities Exchange Act of 1934, Trak Auto Corporation has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 27, 1999      By:    /s/ R. Keith Green
                               ----------------------------
                               R. Keith Green
                               President